As filed with the Securities and Exchange Commission on July 16, 1996.
                                                      Registration No. 333-00888

                  UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                              Washington, D.C.  20549
                                   ---------------
                             AMENDMENT NO. 1 TO FORM S-3
                                 (FILED ON FORM S-1)
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933
                                   ---------------
                             NORTECH SYSTEMS INCORPORATED
                (Exact name of registrant as specified in its charter)
                                   ---------------
         Minnesota                Primary Standard Industrial    41-1681094
(State or other jurisdiction of      Classification Code     (I.R.S. Employer
incorporation or organization)              3573             Identification No.)
                           641 East Lake Street, Suite 234
                                  Wayzata, MN  55391
                                    (612) 473-4102
                 (Address, including zip code, and telephone number,
          including area code, of registrant's principal executive offices)
                                   ---------------
                                 Quentin E. Finkelson
                        President and Chief Executive Officer
                             Nortech Systems Incorporated
                           641 East Lake Street, Suite 234
                                  Wayzata, MN  55391
                                    (612) 473-4102
              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)
                                   ---------------
                                       Copy to:
                                 Bert M. Gross, Esq.
                                Phillips & Gross, P.A.
                         90 South Seventh Street, Suite 5420
                                Minneapolis, MN  55402
                                    (612) 349-6786
                                    --------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
                                   ---------------
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /X/
                                   ---------------
    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           CALCULATION OF REGISTRATION FEE

- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------
  Title of Each                  Amount to be       Proposed             Proposed            Amount of
Class of Securities               Registered         Maximum              Maximum         Registration Fee
to be Registered                               Offering Price Per       Aggregate
                                                     Share (1)       Offering Price (1)
- ----------------------------------------------------------------------------------------------------------
 Common Stock,                 111,400 shares        $7.0625            $1,412,500           $487.07(2)
 $.01 par value
- ----------------------------------------------------------------------------------------------------------
- ----------------------------------------------------------------------------------------------------------


(1) Estimated solely for the purposes of calculating the registration fee under Rule 457(c) based on the average of the high ($7.375) and the low ($6.75) prices for such shares on the NASDAQ National Market System on January 22, 1996.
(2) Paid on January 24, 1996.

                             NORTECH SYSTEMS INCORPORATED

                                CROSS REFERENCE SHEET

                      PURSUANT TO ITEM 501(b) OF REGULATION S-K

Item No.              Form S-1 Item and Caption                                          Location in Prospectus
- --------      --------------------------------------                 ------------------------------------------------------------
  1           Forepart of Registration Statement and
              Outside Front Cover Page of Prospectus . . .           Outside Front Cover Page of Prospectus

  2           Inside Front and Outside Back Cover
                Pages of Prospectus. . . . . . . . . . . .           Available Information; Outside Cover Page
                                                                      of Prospectus

  3           Summary Information and Risk Factors . . . .           Investment Considerations

  4           Use of Proceeds. . . . . . . . . . . . . . .           Use of Proceeds

  5           Determination of Offering Price. . . . . . .           Not Applicable

  6           Dilution . . . . . . . . . . . . . . . . . .           Not Applicable

  7           Selling Security Holders . . . . . . . . . .           Selling Shareholders

  8           Plan of Distribution . . . . . . . . . . . .           Inside Front Cover of Prospectus; Plan of
                                                                      Distribution

  9           Description of Securities to be Registered .           Description of Securities to be Registered

 10           Interests of Named Experts and Counsel . . .           Legal Opinions

 11           Information with Respect to the
              Registrant . . . . . . . . . . . . . . . . .           The Company; Investment Considerations; Market for
                                                                     Registrant's Common Equity and Related Stockholder Matters;
                                                                     Selected Consolidated Financial Data; Supplementary Financial
                                                                     Information; Management's Discussion and Analysis of Financial
                                                                     Condition and Results of Operations;  Management; Executive
                                                                     Compensation; Stock Option Grants; Stock Option Exercises and
                                                                     Option Values; Security Ownership of Certain Beneficial Owners
                                                                     and Management; Shares Eligible for Future Sale; Consolidated
                                                                     Financial Statements

 12           Disclosure of Commission Position on
               Indemnification for Securities Act
               Liabilities . . . . . . . . . . . . . . . .           Disclosure of Commission Position on Indemnification for
                                                                     Securities Act Liabilities


                     SUBJECT TO COMPLETION, DATED JULY 9, 1996

                                 111,400 Shares

                          NORTECH SYSTEMS INCORPORATED

                                 Common Stock
                                 _____________

     The 111,400 shares of Common Stock offered hereby (the "Shares") are being offered by the Selling Shareholders. Nortech Systems Incorporated (the "Company") will not receive any of the proceeds from the sale of Shares by the Selling Shareholders. See "Selling Shareholders."

     The Selling Shareholders have advised the Company that sales of the Shares may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of the Shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation to a particular broker-dealer might be in excess of customary commissions). See "Selling Shareholders" and "Plan of Distribution."

     No period of time has been fixed within which the Shares may be offered
or sold.   The Company will initially pay all expenses with respect to this offering, except for brokerage fees and commissions and transfer taxes for the Selling Shareholders, which will be borne by the Selling Shareholders.

     The Common Stock is quoted on the NASDAQ National Market System under
the symbol "NSYS."   On July 8, 1996, the last sale price of the Common
Stock as reported by NASDAQ was $6.75 per share. See "Market for Registrant's Common Equity." The Common Stock is being offered on a delayed or continuous basis.

     See "Investment Considerations" for a discussion of certain matters that should be considered by prospective purchasers of the Common Stock.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  ----------

     No dealer, salesperson or any other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this Prospectus, and if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Underwriters. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy by anyone in any jurisdiction in which such offer to sell or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date.

                                  ----------

                  The date of this Prospectus is July 9, 1996

                                THE COMPANY

DESCRIPTION OF BUSINESS

     Nortech Systems Incorporated (the "Company") is a Minnesota
corporation organized in December 1990. Prior to December 1990, the business of the Company was operated as DSC Nortech, Inc., which in 1990 filed a petition for reorganization under Chapter 11 of the United States Bankruptcy
Code.   The business and assets of DSC Nortech, Inc., were transferred to the
Company in December 1990. The Company's headquarters are in Wayzata, Minnesota, a suburb of Minneapolis, Minnesota. The Company's main manufacturing facility is located in Bemidji, Minnesota, with a satellite manufacturing and engineering support facility located in Augusta, Wisconsin. The Company manufactures wire harnesses, cables, and electromechanical assemblies. The Company provides a full "turnkey" contract manufacturing
service to its customers.   This service begins with procurement of materials
and ends with the shipment of finished products to the customer. All products are built to the customer's design specifications.

     The Company believes it provides a high degree of manufacturing sophistication. This includes the use of statistical process control to insure product quality, state-of-the-art materials, management techniques allowing just-in-time (JIT) delivery of products, and the systems necessary
to effectively manage the business.   This level of sophistication enables
the Company to attract major original equipment manufacturers (OEM).

     The strategy of the Company has been to expand its customer base, and the Company has added several new customers from various industries; including companies engaged in the production of medical products, super computers, mid-size and micro computer business systems, and industrial products. The Company strategy is to develop a customer base spanning several industry segments to avoid the effects of fluctuations within a given
industry.   Some of the Company's major customers are Cray Research, G.E.
Medical Systems and OTC, a division of SPX Corporation.

     The Company believes that contract manufacturing will continue to grow and expand in the United States because contract manufacturing provides OEMs with the domestic equivalent of off-shore sourcing without the associated
logistical problems.   The contract manufacturer can provide an OEM with a
quality product at a price well below that available in the OEM's own facility. This is due primarily to the specialization available through the contract manufacturer and the significantly lower overhead costs.

     In 1991 the Company acquired all of the common stock of SMR Computer Services, Inc. The Company through this subsidiary (now named Nortech Medical Services, Inc.) provides service bureau and office management services to physicians.

     In March of 1995, the Company acquired the assets of Monitor Technology Corporation, consisting of inventory, accounts receivable, equipment and
other assets.   The Company has continued the business of Monitor which is the manufacturing of large-screen, high-resolution video monitors for radar,
document and medical imaging.   In addition, this division provides repair
services on internally and externally produced monitors.

     In August of 1995, the Company acquired the assets of the Aerospace Division of Communication Cable, Inc. The Company has continued the business formally conducted by Aerospace which involves the manufacturing of custom designed, high-technology electronic cable assemblies for various applications.

PATENTS AND LICENSES

     The Company is not dependent on a proprietary product requiring licensing, patent, copyright or trademark protection. There are no revenues derived from the Company's service-related business for which patents, licenses, copyrights and trademark protection are necessary for successful operations.

BACKLOG.

     The  Company's firm 90-day order backlog was approximately  $3,285,000
on December   31,  1994,  approximately  $4,813,000  on  December  31,  1995, and approximately $6,284,000 on March 31, 1996.

RESEARCH AND DEVELOPMENT

     The Company expended $124,919 on Company-sponsored research and development in 1995 and $73,366 in the first quarter of 1996. This research
is related to the   development  of  large-screen,  high-resolution  video
monitors for the Company's imaging division. In 1994 and 1993, no funds were expended on Company-sponsored research.

COMPLIANCE WITH ENVIRONMENTAL PROVISIONS

     Management believes that its manufacturing facilities are currently operating under compliance with local, state, and federal environmental laws. Any environmental-oriented equipment is capitalized and depreciated over a seven-year period. The annualized depreciation expense for this type of environmental equipment on a Company-wide basis is insignificant.

EMPLOYEES

     The Company has 288 full-time and 83 part-time employees as of March 1, 1996, consisting of 348 employees in manufacturing and manufacturing product support and 23 in general administration.

PROPERTIES

     The Company's headquarters consist of approximately 2,900 square feet located in Wayzata, Minnesota, a western suburb of Minneapolis, Minnesota, leased on a month-to-month basis. The Company believes its Wayzata facilities are now adequate and will be adequate in the
foreseeable  future  for its headquarters.   However, should the Company need
other or additional space, it believes such facilities are readily available. The Company owns its Bemidji, Minnesota facilities consisting of eight acres of land and 60,000 square feet of office and manufacturing space and leases another 8,000 square feet of manufacturing and office space in Augusta, Wisconsin.

     The Company's monitor construction and repair business is operated from a facility located in Plymouth, Minnesota. The building contains approximately 22,800 square feet and is leased by the Company for a term that terminates on May 31, 2000. The Company has an option to extend the
lease for an additional five-year  term.   The Company believes that this
facility is adequate for its monitor operations and will be adequate for the foreseeable future for such operations.

     The Company also owns three buildings which contain approximately 46,900 square feet located Fairmont, Minnesota, which are used for the manufacturing of the Company's custom designed, high-technology electronic cable assemblies. The Company believes that these buildings are adequate and will be adequate in the foreseeable future for this portion of the Company's business.

                           INVESTMENT CONSIDERATIONS

CONTROL OF THE COMPANY

     Upon completion of this offering, Myron Kunin, a director of the Company, will own approximately 40% of the outstanding Common Stock and will effectively remain in a position to elect the Company's Board of Directors and control the Company.

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of substantial amounts of Common Stock in the public market could adversely affect the market price of the Common Stock. Upon completion of this offering, the Company will have 2,362,263 outstanding shares of Common Stock. Of these shares, 1,279,866 shares, including the 111,400 shares sold in this offering, will be freely tradeable without restriction under the Securities Act. The remaining 1,082,397 shares of Common Stock are "restricted securities" within the meaning of Rule 144 under the Securities Act and are eligible for sale, subject to the volume and other resale restrictions imposed by Rule 144.

     In general, under Rule 144 as currently in effect, any person (or persons whose shares are aggregate) who has beneficially owned restricted securities for at least two years is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of
(i) 1% of the then outstanding shares of the Common Stock (23,622 shares immediately after completion of this offering) or (ii) the average weekly trading volume during the four calendar weeks immediately preceding the
date on which notice of the sale is filed with the  Commission.   Sales
pursuant to Rule 144 are also subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. A person who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and whose restricted securities have been fully paid for three years since the later of the date they were acquired from the Company or the date they were acquired from an affiliate of the Company may sell such restricted securities under Rule 144(k) without regard to the restrictions described above.

     In March 1995, the Company acquired substantially all of the assets of Monitor Technology Corporation ("Monitor"). A portion of the purchase price was paid by issuing to Monitor 250,000 shares of the Company's Common Stock. An option was granted to Monitor at closing to require the Company to repurchase all or any portion of the 250,000 shares at $6.00 per share. Of the 250,000 shares, 200,000 were issued to Monitor and 50,000 are held in escrow pending an arbitration proceeding to resolve issues relating to possible breaches of the Monitor's warranties. The 200,000 shares issued to Monitor were distributed to Monitor's shareholders. Of these shares, 88,600 shares have been redeemed by the Company at $6.00 per share. The remaining 111,400 shares are the subject of this offering.

COMPETITION

     The contract manufacturing industry is characterized by competition among a variety of company-owned facilities and foreign competitors. The Company does not believe that the small operations are significant competitors, as they do not seem to have the capabilities required by target customers of the Company. The Company also believes that foreign competitors do not provide a substantial competitive threat because the cable and wire harness industry involves a high weight-to-cost ratio. Consequently, shipping and transportation costs decrease the ability of foreign manufacturers to compete in this market segment. Further, off-shore production cannot effectively meet the requirements of just-in-time inventory management techniques presently being implemented by many major
target  customers.   Therefore, the Company's principal  competitors are
larger full-service manufacturers, many of which have substantially far greater assets and capital resources than are available to the Company and are better financed than the Company.

     The Company will continue to pursue marketing opportunities in the Upper Midwest. Although there presently are no dominant contract manufacturers in the wire harness and cable assembly business in the Upper Midwest, there are several established competitors. Many of these competitors specialize in molded cables or wire assemblies and have sufficient manufacturing capabilities to offer a significant competitive
challenge to the Company's operations.   The principal competitive  factors
in the contract manufacturing industry are price, quality and responsive service. The Company believes that it can compete favorably in the market segments to which it sells.

CONCENTRATION OF CUSTOMERS

     Three  customers  accounted for approximately 24.1%, 16.6%  and  11.8%
of sales,  respectively,  for  the  year ended December  31,  1995.   One
customer accounted for approximately 10.4% of accounts receivable at December 31, 1995.

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Shares by the Selling Shareholders.

MARKET FOR REGISTRANT'S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     The Company's Common Stock is quoted on the National Market System under the symbol "NSYS." Prior to October 11, 1995, the stock was quoted on the NASDAQ Small Cap Market System.

     The high and low bid quotations for the Company's Common Stock for each quarterly period within the two most recent years and for the quarterly period ended March 31, 1996, were as follows:

Quarter ended:           Low                 High
- -------------            ---                 ----

March 31, 1994           $5.00               $5.75
June 30, 1994            $4.00               $4.75
September 30, 1994       $3.75               $4.50
December 31, 1994        $3.00               $3.75

March 31, 1995           $3.00               $4.00
June 30, 1995            $3.00               $4.25
September 30, 1995       $3.25               $6.00
December 31, 1995        $4.75               $8.50
March 31, 1996           $6.00               $9.00


     As of May 1, 1996, there were approximately 1,460 holders of shares of the Company's Common Stock. The Company has never paid a cash dividend on shares of its Common Stock and does not intend to pay cash dividends in the foreseeable future.

                  DESCRIPTION OF SECURITIES TO BE REGISTERED

GENERAL

     The Company's authorized Common Stock consists of 9,000,000 shares, par value $.01 per share, of which 2,362,263 shares of Common Stock were outstanding as of April 30, 1996.

     Each holder of shares of Common Stock is entitled to one vote per share in all matters to be voted on by stockholders. There are no cumulative voting rights.

     The holders of Common Stock are entitled to share rateably in dividends and other distributions as and when declare by the Board of Directors out of
funds legally  available  therefor.   See "Dividend Policy."   Upon  the
liquidation, dissolution or winding up of the Company, and after redemption of the 250,000 shares of preferred stock outstanding at a redemption price of $1.00 per share (plus accrued but unpaid dividends), the holder of each share of Common Stock would be entitled to share pro rata in the distribution of all assets available for distribution. The holders of Common Stock are not entitled to preemptive rights to purchase Common Stock. The shares of Common Stock to be sold by the selling shareholder in this offering are fully paid and non-assessable.

TRANSFER AGENT AND REGISTRAR

     American Securities Transfer, Incorporated is the transfer agent and registrar for the Common Stock.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following represents selected consolidated financial data as of December 31, 1991, 1992, 1993, 1994 and 1995.

                                   YEAR ENDED:
                                   -----------


                         Dec. 31, 1995(1)    Dec. 31, 1994   Dec. 31, 1993   Dec. 31, 1992    Dec. 31, 1991
                         ----------------    -------------   -------------   -------------    -------------
Net Sales                $18,305,928         $12,820,709     $11,705,833     $7,299,916       $6,052,996

Income From
Continuing Operations    $1,331,924          $1,183,406      $1,042,556      $636,723         $530,413

Income Per
Common Share From
Continuing Operations    $0.55               $0.54           $0.47           $0.28            $0.24

Total Assets             $13,223,064         $6,647,897      $6,553,291      $5,284.001       $2,974,806

Total Long-Term
Debt                     $3,768,685          $746,755        $858,437        $977,635         $1,012,942

Redeemable Shares(2)     $1,500,000


(1) The Company acquired Monitor Technology Corporation on March 28, 1995 and Aerospace Systems on August 23, 1995. The results of the operations of the acquired companies are included in the Company's consolidated statement of income from the dates of the acquisitions.

(2)  See "Shares Eligible for Future Sale."



                         SUPPLEMENTARY FINANCIAL INFORMATION

     The following represents net sales, gross profit (net sales less costs and expenses associated directly with or allocated to products sold or services rendered), income before extraordinary items and cumulative effect of a change in accounting, per share data based on such income, and net income, for each full quarter within the two most recent fiscal years of the Company, and for the quarter ended March 31, 1996.

                    (DOLLARS IN THOUSANDS, EXCEPT FOR PER SHARE DATA)

                                    QUARTER ENDED(1)

- ------------------------------------------------------------------------------------------------------------------------------
                                 MARCH 31, 1995     JUNE 30, 1995    SEPTEMBER 30, 1995    DECEMBER 31, 1995    MARCH 31, 1996
                                 --------------     -------------    ------------------    -----------------    --------------
Net Sales                        $3,625,624         $4,374,899       $5,449,175            $4,856,590           $5,574,986

Gross Profit                       $673,905           $964,800         $966,969            $1,159,166           $1,006,355

Net  Income                        $244,003           $244,049         $212,588              $631,284             $189,894

Income Per Share of
Common Stock                           $.11               $.10             $.10                  $.25                 $.08



                                                           QUARTER ENDED
- ------------------------------------------------------------------------------------------------------------------------------
                                   MARCH  31, 1994    JUNE 30, 1994    SEPTEMBER 30, 1994     DECEMBER 31, 1994
                                   ---------------    -------------    ------------------     -----------------
Net Sales                          $3,499,798         $3,235,186       $2,666,091             $3,419,634

Gross Profit                         $704,144           $614,024         $566,570               $713,831

Net Income                           $297,126           $262,564         $200,622               $423,094

Income Per Share of
Common Stock                             $.14               $.12             $.09                   $.19


(1) The Company acquired Monitor Technology Corporation on March 28, 1995 and Aerospace Systems on August 23, 1995. The results of the operations of the acquired companies are included in the Company's consolidated statement of income from the dates of the acquisitions.

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                               AND RESULTS OF OPERATIONS

REVENUES

     For the years ended December 31, 1995 and 1994 the Company had sales of $18,305,928 and $12,820,709, respectively. The increase of $5,485,219, or 42.8%, resulted primarily from increased sales to the medical and automotive industries offset by the reduced sales to the mid-sized computer industries as well as increased revenues from the newly
acquired divisions.   For  the year ended  December 31, 1993 the Company had
sales of $11,705,833. The approximate 9.5% increase in sales in 1994 was attributable to an increase in sales in the mid-sized computer industries.

     For the quarter ended March 31, 1996, the Company had revenues of $5,574,986 compared to revenues of $3,625,264 for the quarter ended
March 31, 1995.   The increase in revenues resulted primarily from the
additional revenues generated by the recently acquired Aerospace Division.

GROSS PROFIT

     The Company had gross profit of $3,764,840 in 1995, $2,598,569 in 1994 and $2,385,016 in 1993. Gross profits as a percentage of gross sales were 20.6% in 1995, 20.3% in 1994 and 20.4% in 1993. The increase in gross profit from 1994 to 1995 was due to increased sales levels and acquisition activity in 1995.

     For the quarter ended March 31, 1996, the Company had gross profit of $1,006,355 compared to gross profit of $673,905 for the quarter ended March 31, 1995. Increased gross profit resulted from the increased revenue levels due to the recently acquired Aerospace Division.

SELLING, GENERAL AND ADMINISTRATIVE

     Selling, general and administrative expenses were $2,280,105 in 1995, $1,647,797 in 1994 and $1,546,971 in 1993. The increase from 1994 to 1995 reflects increased selling, general and administrative expenses associated with the acquisition of two additional divisions. The increase from 1993 to 1994 reflects increased selling expense due to increased revenue levels.

     For the quarter ended March 31, 1996, selling, general and administrative expenses were $593,108 compared to $404,447 for the same period in 1995. The increase was associated with the acquisition of the Aerospace Division which was not included in the period ended March 31, 1995.

MISCELLANEOUS INCOME

     Miscellaneous income was $177,967 in 1995, $86,307 in 1994 and $71,030
in 1993.    The   miscellaneous  income  resulted  primarily   from   charges
for miscellaneous services.

     During the quarter ended March 31, 1996, the miscellaneous income was $56 compared to $25,289 for the period ended March 31, 1995. Reduced miscellaneous income was due to changes in the mix of the Company's business.

INTEREST EXPENSE

     Interest  expense was $240,562 in 1995, $117,835 in 1994 and  $124,887 in 1993. The increased expense for 1995 is due to the increased debt from acquired operations.

     For the quarter ended March 31, 1996, interest expense was $86,745 compared to $21,441 for the period ended March 31, 1995. Increased interest expense reflects the additional debt incurred for the acquisition of Monitor Technology and the Aerospace Division.

INCOME TAXES

     Tax expense was not recorded in 1995 because of additional net operating loss carryforwards (NOLs) of approximately $2,504,000 which
were recognized because   of  final  tax  regulations.   The  regulations
clarified that tax carryforward attributes in a Chapter 11 bankruptcy prior to December 31, 1993 where stock was issued for debt, need not be
reduced  by  debt cancellation income.   The  tax benefit of approximately
$851,000 created by additional NOLs was partially offset by a $300,000 increase in the deferred tax valuation allowance.

     Realization of the deferred tax asset is dependent upon the Company generating sufficient taxable earnings in future periods. In determining that realization of the deferred tax asset is more likely than not, the Company gave consideration to recent earnings history, its expectation for taxable earnings in the future and the expiration dates associated with tax carryforwards.

     Tax benefits of $245,794 and $241,206 were recorded in 1994 and 1993 due to the reduction in the deferred tax valuation allowance of $600,000 and $540,000, respectively, due to the realization of net operating loss carryforwards.

     During the quarter ended March 31, 1996, a tax provision of $63,300 was recorded compared to no such provision for the quarter ended March 31, 1995. No tax expense was recorded in 1995 because of the reasons set forth above.

NET INCOME

     The Company's net income in 1995 was $1,331,924, or $.55 per common share. The Company's net income in 1994 was $1,183,406, or $.54 per common share. The Company's net income in 1993 was $1,042,556, or $.47 per common share.

     The net income for the three months ended March 31, 1996 was $189,894 or $.08 per share, compared to a net income of $244,003 or $.11 per share, for the three months ended March 31, 1995. The net income for the quarter ended March 31, 1996 was primarily impacted by the continuing expending funds on Company-sponsored research and development of large-screen, high resolution video monitors for the imaging division and the recognition of income tax expense. The net income for the quarter ended March 31, 1995 includes expenses associated with the reconfiguration of the Bemidji Production facility.

     The Company believes that the effect of inflation on past operations has not been significant and anticipates that inflation will not have a significant impact on future operations.

LIQUIDITY AND CAPITAL RESOURCES

     The Company's Working Capital improved from $2,922,773 as of December 31, 1994 to $5,279,509, as of December 31, 1995, and to $5,658,228 as of
March 31, 1996. Stockholders' equity increased from $4,720,503 as of December 31, 1994 to $6,036,166 as of December 31, 1995 due to the Company's 1995 net income and the issuance of common stock due to the exercise of
stock options and gain-sharing distributions.   The  Company's liquidity and
capital resources have improved substantially, and the Company believes that its future financial requirements can be met with funds generated from the operating activities and from the Company's operating line of credit.

     In March 1995 the Company completed the asset purchase of Monitor Technology Corporation. This division of the Company designs and builds high and ultra-high resolution CRT monitors for radar, document and medical imaging. In addition, the division provides repair services on internally and externally produced monitors.

     In August 1995, the Company acquired the assets of Aerospace Systems, a division of Communication Cable, Inc. The Company has continued the business formally conducted by Aerospace which involves the manufacturing of custom designed, high-technology electronic cable assemblies for various applications.

     These acquisitions are expected to positively impact future operations and enhance the financial condition of the Company over time. However, there are no guarantees of future performance.

RECENTLY ISSUED ACCOUNTING STANDARDS

     The Financial Accounting Standards Board (the FASB) statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, will become effective for the Company in 1996. Currently, Statement No. 121 would have no impact on the Company's financial position or results of operations.

     In  October 1995, the FASB issued SFAS No. 123, Accounting for
Stock-Based Compensation.   The Company has elected to continue following
the guidance of Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, for measurement and recognition of stock-based transactions with employees. The Company will adopt the disclosure provisions of SFAS No. 123 in 1996.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

                                                                                       EXECUTIVE OFFICER
     NAME                  AGE                     POSITION                            OR DIRECTOR SINCE
- --------------             ---   ---------------------------------------------         -----------------
Quentin E. Finkelson       63    Chairman, President, Chief Executive Officer
                                  and Secretary                                               1990

Gregory D. Tweed           46    Senior Vice President and General Manager                    1990

Garry Anderly              49    Vice President of Finance and Administration                 1990

Peter L. Kucera            49    Vice President of Quality                                    1990

Myron Kunin                67    Director                                                     1990

Richard W. Perkins         65    Director                                                     1993


     Mr. Finkelson has been President and Chief Executive Officer, Treasurer, Secretary and Director since November 30, 1990. Prior thereto, Mr. Finkelson was President, Secretary and Treasurer of DSC Nortech, Inc., the Company's predecessor, and a director of that Company since 1988.

     Mr. Tweed has been Senior Vice President and General Manager of the Company since November 30, 1990.

     Mr. Anderly has been Vice President of Finance and Administration of the Company since November 30, 1990.

     Mr. Kucera has been Vice President of Quality of the Company since November 30, 1990.

     Mr. Kunin has served as Chairman of the Board of Directors and Chief Executive Officer of Regis Corporation since 1983. He is also a director of The Cerplex Group. He has been a director of the Company since November 30, 1990.

     Mr. Perkins is President, Chief Executive Officer and a director of Perkins Capital Management, Inc., where he has held those positions since January 1985. He is also a director of Bio-Vascular, Inc., Childrens Broadcasting Corporation, Lifecore Biomedical, Inc., Garment Graphics, Inc., CNS, Inc., Eagle Pacific Industries, Quantech, Ltd. and Discus Acquisition Corporation.

     Directors of the Company are elected at the annual shareholders meeting and serve until their successors are duly elected and qualified. Executive officers of the Company are elected by the Board of Directors and serve until their successors are duly elected and qualified.

                             EXECUTIVE COMPENSATION

     The following table shows, for 1995, 1994 and 1993, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to the Company's President/Chief Executive Officer, the only executive officer whose total annual compensation exceeded $100,000:


                                                                            LONG-TERM
                                                                         COMPENSATION
                                                                               AWARDS
NAME AND PRINCIPAL POSITION          YEAR      SALARY($)    BONUS($)       OPTIONS(#)
- -------------------------------------------------------------------------------------
Quentin E. Finkelson                 1995       122,453       0                50,000
President/Chief Executive Officer    1994       113,412       0                10,000
Secretary, and Director              1993       110,035       0                15,000


                                STOCK OPTION GRANTS

     The following table provides information on stock options granted in 1995 to the Named Executive Officer pursuant to the Company's 1992 Stock Option Plan.

                      OPTION SHARES GRANTED IN LAST FISCAL YEAR



                  INDIVIDUAL GRANTS
- -----------------------------------------------------------------
                             PERCENT OF
                             TOTAL OPTIONS/                                POTENTIAL REALIZABLE
                             SARS                                          VALUE AT ASSUMED
                   OPTIONS/  GRANTED TO                                    ANNUAL RATES OF STOCK
                   SARS      EMPLOYEES       EXERCISE OR                   PRICE APPRECIATION
                   GRANTED   IN FISCAL       BASE PRICE     EXPIRATION     FOR OPTION TERM
NAME               (#)       YEAR            ($/SH)         DATE           ---------------------
                                                                           5%($)(1)  10%($)(1)
(A)                (B)       (C)             (D)            (E)            (F)       (G)
- ------------------------------------------------------------------------------------------------------
Quentin E. Finkelson 50,000  52.6%           5.25           12/1/05        165,085   418,346
- ------------------------------------------------------------------------------------------------------


(1) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Common Stock price.

                       STOCK OPTION EXERCISES AND OPTION VALUES

     The following table contains information concerning stock options exercised during 1995 and stock options unexercised at the end of 1995 with respect to the Named Executive Officer:

                    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                           AND FISCAL YEAR-END OPTION VALUES

- -------------------------------------------------------------------------------------------------
                                                                              Value of
                                                          Number of           unexercised
                                                          unexercised         in-the-money
                                                          options/SARs at     options/SARs at
                                                          fiscal year-end     fiscal year-end
                                                          (#)                 ($)
                                                          ---------------------------------------
                        Shares
                        acquired on        Value          Exercisable/        Exercisable
Name                    exercise(#)        Realized($)    unexercisable       unexercisable
(a)                     (b)                (c)            (d)                 (e)(1)
- -------------------------------------------------------------------------------------------------
Quentin E. Finkelson    0                  0              25,000/50,000       139,375/137,500
- -------------------------------------------------------------------------------------------------


(1) Market value of underlying securities at year-end minus the exercise price.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth as of April 1, 1996, the ownership of Common Stock of the Company by each shareholder who is known by the Company to won beneficially more than 5% of the outstanding shares of the Company, by each director and by all executive officers and directors as a
group.   The parties listed  in the table have the voting and investment powers with respect  to the shares indicated:


NAME OF BENEFICIAL OWNER                NUMBER OF SHARES         PERCENT OF CLASS
                                        BENEFICIALLY OWNED       OF CLASS
- ---------------------------------------------------------------------------------
Myron Kunin                             958,357                  40.6%
7201 Metro Boulevard
Edina, MN  55439
- ---------------------------------------------------------------------------------

Quentin Finkelson                       137,040(1)               5.8%
- ---------------------------------------------------------------------------------

Richard W. Perkins                       12,000                  *
- ---------------------------------------------------------------------------------

All executive officers and directors    1,129,897(2)             47.8%
as a group (six persons)


(1) Includes 25,000 shares subject to presently exercisable options granted to Mr. Finkelson pursuant to the Company's stock option plan.
(2)  Includes 42,500 shares subject to presently exercisable options.
*    Less than one percent.

                            SELLING SHAREHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of the Common Stock as of May 1, 1996, and as adjusted to reflect the sale of the Common Stock offered hereby for the Selling
Shareholders:


                        SHARES BENEFICIALLY                     SHARES BENEFICIALLY
                         OWNED BEFORE THE                        OWNED AFTER THE
                          OFFERING(1)                             OFFERING(1)
                        --------------------                    -------------------
                                                 SHARES BEING
     NAME               NUMBER      PERCENT        OFFERED       NUMBER    PERCENT
- ----------------        ------      -------      ------------    ------    -------
Jack Lehtinen           69,600      2.8%         69,600           0         0
Joseph Lloyd (2)         7,400       *            7,400           0         0
Daniel J. Jones          2,300       *            2,300           0         0
Timothy J. Kalstad       2,400       *            2,400           0         0
Thomas J. Tingo            900       *              900           0         0
Curtis S. Gustafson      9,600       *            9,600           0         0
John L. Roudebush        9,600       *            9,600           0         0
John F. Lamoureux        9,600       *            9,600           0         0

- ----------------------

(1) Excludes additional Shares that may be awarded to the Selling Shareholders pursuant to pending arbitration proceedings. See "Shares Eligible for Future Sale." The maximum number of additional

     Shares subject to award to each Selling Shareholder is as follows:
     Mr. Lehtinen 17,400; Mr. Lloyd 1,850; Mr. Jones 1,200; Mr. Kalstad 600; Mr. Tingo 600; and Messrs. Gustafson, Roudebush and Lamoureux 2,400 each.

(2) Mr. Lloyd is employed by the Company as the general manager of its Imaging Technologies Division.

*    less than one percent.

                             PLAN OF DISTRIBUTION

     The Company has been advised that the Selling Shareholders may sell Shares from time to time in transactions in the over-the-counter market, through negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular
broker-dealer may be in excess of customary  commissions).   The Selling
Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. No period of time has been fixed within which the Shares may be offered or sold.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the agreements entered between the Company and the Selling Shareholders, the Company will initially pay all the expenses of registering the Shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders.

                               LEGAL OPINIONS

     The validity of the Common Stock being offered hereby will be passed upon for the Company and the Selling Shareholders by Phillips & Gross, P.A., Minneapolis, Minnesota. Bert Gross, a shareholder of Phillips & Gross, P.A., owns 30,000 shares of the Company's stock.

                                   EXPERTS

     The consolidated financial statements and financial statement schedule of the Company as of December 31, 1994 and 1995 and for the years ended December 31, 1993, 1994, and 1995 included herein and elsewhere in the Registration Statement, audited by Larson, Allen, Weishair & Co., LLP, independent auditors, as stated in their reports herein and elsewhere in the Registration Statement, are included herein in reliance on the reports of such firm, given on the authority of that firm as experts in accounting and auditing.

              DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION
                       FOR SECURITIES ACT LIABILITIES

     Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Company
has been informed that   in   the   opinion  of  the  Securities  and
Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

                          AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the
"Commission").   Such  reports, proxy statements  and  other  information
can be inspected and copied at the public reference facility maintained by the Commission at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington D.C. 20549, and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and the
Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 at prescribed rates. The Common Stock is quoted on the NASDAQ National Market System and reports, proxy statements and other information regarding the Company can also be inspected at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     This Prospectus constitutes a part of the Registration Statement on Form S-1 filed by the Company with the Commission under the Securities Act. This Prospectus does not contain all of the information set forth in the Registration Statement, certain items of which are contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the Commission. Reference is hereby made to the Registration Statement and to the exhibits thereto for further information with respect to the Company. Any statements contained herein concerning the provisions of any contract, agreement or other document are not necessarily complete and, in each instance, reference is made to the copy of such contract, agreement or other document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement, including the exhibits thereto, may be inspected without charge at the Commission's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington D.C. 20549, and copies of all or any part thereof may be obtained from such office at prescribed rates.

- --------------------------------------------
- --------------------------------------------




              TABLE OF CONTENTS

                                        PAGE

The Company. . . . . . . . . . . . . . .  2
Investment Considerations. . . . . . . .  4
Use of Proceeds. . . . . . . . . . . . .  5
Market for Registrant's Common Equity
 and Stockholder Matters . . . . . . . .  5
Description of Securities to be
 Registered. . . . . . . . . . . . . . .  5
Selected Consolidated Financial Data . .  6
Supplementary Financial Information. . .  6
Management's Discussion and Analysis
 of Financial Condition and Results
 of Operations . . . . . . . . . . . . .  7
Management . . . . . . . . . . . . . . .  9
Executive Compensation . . . . . . . . . 10
Stock Option Grants. . . . . . . . . . . 10
Option Shares Granted in Last Fiscal
 Year. . . . . . . . . . . . . . . . . . 10
Stock Option Exercises and Option
 Values. . . . . . . . . . . . . . . . . 10
Security Ownership of Certain Beneficial
 Owners and Management . . . . . . . . . 11
Selling Shareholders . . . . . . . . . . 12
Plan of Distribution . . . . . . . . . . 12
Legal Opinions . . . . . . . . . . . . . 12
Experts. . . . . . . . . . . . . . . . . 12
Disclosure of Commission Position on
 Indemnification for Securities Act
 Liabilities . . . . . . . . . . . . . . 12
Available Information. . . . . . . . . . 13
Index to Consolidated Financial
 Statements. . . . . . . . . . . . . . . F-1


- --------------------------------------------
- --------------------------------------------




                       --------------------------------------------
                       --------------------------------------------





                                       111,400 Shares

                               NORTECH SYSTEMS INCORPORATED

                                        Common Stock




                                         __________

                                         PROSPECTUS
                                         __________








                                      ______________, 1996





                       --------------------------------------------
                       --------------------------------------------

                       INFORMATION NOT REQUIRED IN PROSPECTUS


Item 13.  Other Expenses of Issuance and Distribution.

      The following is an itemized statement of all expenses in connection with the issuance and distribution of the securities being registered:

     ITEM                                                        AMOUNT
     -----                                                       ------
     Securities and Exchange Commission Registration Fee . . .   $   608.84*
     Blue Sky Fees and Expenses  . . . . . . . . . . . . . . .   $   500.00*
     Legal Fees and Expenses   . . . . . . . . ..  . . . . . .   $10,000.00*
     Accounting Fees and Expenses  . . . . . . . . . . . . . .   $ 4,000.00*
     Transfer Agent Fees and Expenses  . . . . . . . . . . . .   $   200.00*
     Miscellaneous Expenses  . . . . . . . . . . . . . . . . .   $   200.00*
          Total  . . . . . . . . . . . . . . . . . . . . . . .   $ 15,508.84

- -------------------
*Estimated Amounts.

Item 14.  Indemnification of Directors and Officers.

      Section 302A.521, Minnesota Statutes, provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties and fines including, without limitation, excise taxes assessed against each person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys' fees and disbursements, incurred by such person in connection with the proceeding, if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same penalties, fines, taxes and expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflict of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, had no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons who were or are serving other organizations at the request of the corporation or whose duties involve or involved service for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

Item 15.  Recent Sales of Unregistered Securities.

      The following information is furnished as to all securities of the Company sold by the Company within the past three years which were not registered under the Securities Act: On March 28, 1995 the Company acquired all of the assets of Monitor Technology Corporation in exchange for 250,000 shares of the Company's common stock. The assets of Monitor were valued for purposes of this transaction at $1,500,000. Exemption from registration was claimed under
Section 4(2) of the Act.

Item 16.  Exhibits and Financial Statement Schedules

(a)  Exhibits.

                                                                    REGISTRATION
                                                                     S-K EXHIBIT
                                                                           TABLE
ITEM                                                                   REFERENCE
- -----                                                                  ---------
Asset  Purchase Agreement between the Registrant, Monitor
 Technology Corporation and the Shareholders of Monitor
 Technology Corporation dated February 24, 1995
 (incorporated by reference to Exhibit 2 to Form 8-K Current
 Report filed April 5, 1995)                                                 2.1

Asset  Purchase Agreement between the Registrant and
 Communication  Cable,  Inc. dated August  23,  1995
 (incorporated by reference to Exhibit 2 to Form 8-K
 Current Report filed August 28, 1995)                                       2.2

Articles of Incorporation of the Company                                     3.1

Bylaws of the Company                                                        3.2

Form of Stock Certificate                                                    4.1

Opinion of Phillips & Gross, P.A.                                              5

Revolving Note and Security Agreement for working capital
 line of credit between Company  and  Northern National Bank dated December 29, 1995 (incorporated  by reference to
 Exhibit 10.1 to the Company's Annual Report on Form 10-K for
 the year ended December 31, 1995)                                          10.1

Promissory Note for purchase of facility in Fairmont, Minnesota between  Company and Northern  National Bank dated
 December 29, 1995 (incorporated by reference  to Exhibit 10.2 to  the Company's Annual Report on Form 10-K for the year ended
 December 31, 1995)                                                         10.2

Promissory Note for purchase of capital equipment located in Fairmont,
 Minnesota facility between Company and Northern National Bank dated
 December 29, 1995 (incorporated by reference to Exhibit 10.3 to the
 Company's Annual Report on Form 10-K for the year ended
 December 31, 1995)                                                         10.3

Security Agreement covering Promissory Notes in Exhibits 10.1, 10.2 and 10.3 (incorporated by reference to Exhibit 10.4 to the Company's
 Annual Report on Form 10-K for the year ended December 31, 1995)           10.4

Promissory  Note  for  working capital line of credit between  the
 Company  and Northern National Bank dated May 2, 1994 (incorporated by reference to Exhibit 10.1  to the Company's Annual Report on Form
 10-K for the year ended December 31, 1994)                                 10.5

Promissory Note and Loan Agreement for capital equipment line of credit between the Company and Northern National Bank dated April 29, 1994 (incorporated by reference to Exhibit 10.2 to the Company's Annual
 Report on Form 10-K for the year ended December 31, 1994)                  10.6

Loan Agreement for Real Estate between the Company and Northern
 National Bank dated  March  18,  1994  (incorporated by reference to
 Exhibit  10.3  to  the Company's Annual Report on Form 10-K for the year
 ended December 31, 1994)                                                   10.7

Update Promissory Note and Loan Agreement for NMS capital equipment between the Company and Northern National Bank dated January 15, 1995 (incorporated by reference to Exhibit 10.4 to the Company's Annual
 Report on Form 10-K for the year ended December 31, 1994)                  10.8

Promissory  Notes  and Loan Agreement for Real Estate between the
 Company and MMCDC and MMCDC/NNC dated March 18, 1994 (incorporated by reference to Exhibit 10.5 to the Company's Annual Report on Form 10-K
 for the year ended December  31, 1994)                                     10.9

Promissory Note and Loan Agreement for capital equipment line of credit between the Company and Northern National Bank dated September 24, 1993 (incorporated by reference to Exhibit 10.2 to the Company's Annual
 Report on Form 10-K for the year ended December 31, 1993)                 10.10

Promissory Notes for capital equipment between the Company and City of
 Augusta, Wisconsin dated  August  17,  1993 (incorporated by reference to Exhibit  10.3  to  the Company's Annual Report on Form 10-K for the
 year ended December 31, 1993)                                             10.11

Promissory  Notes and Loan Agreement for capital equipment between the
 Company and Northern States Power Company dated November 15, 1993 (incorporated by reference to Exhibit 10.4 to the Company's Annual
 Report on Form 10-K for the year ended December  31, 1993)                10.12

Nortech Medical Services, Inc. Wholly-owned subsidiary of the Company
 incorporated in Minnesota on August 12, 1991                                 21

Consent of Larson, Allen, Weishair & Co., LLP                               23.1

Consent of Phillips & Gross, P.A. (included in Exhibit 5)                   23.2

Powers of Attorney                                                            24

(b)  Financial Statement Schedules.

Report of Independent Auditors on Financial Statement Schedule

Schedule II - Valuation and Qualifying Accounts

      All  other schedules to the consolidated financial statements required  by
Article 5 of Regulation S-X are inapplicable and, therefore, have been omitted.

Item 17.  Undertakings

     The undersigned Registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective, and

      (2) for purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant further hereby undertakes:

      (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

      (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota, on the 9th day of July, 1996.


                NORTECH SYSTEMS INCORPORATED

                By  /s/ Quentin E. Finkelson
                   --------------------------------------
                Quentin E. Finkelson, Chairman, President
                and Chief Executive Officer



     Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.


     Signature                           Title                                 Date
     ---------                           -----                                 ----

/s/ Quentin E. Finkelson      Chairman of the Board of Directors,
- -------------------------     President and Chief Executive Officer
Quentin E. Finkelson          (Principal Executive Officer)                      July 9, 1996

/s/ Garry M. Anderly          Vice President of Finance and
- -------------------------     Administration (Principal Financial
Garry M. Anderly              and Accounting Officer)                            July 9, 1996

           *
- -------------------------     Director                                           July 9, 1996
Myron Kunin


           *
- -------------------------     Director                                           July 9, 1996
Richard W. Perkins


*By  /s/ Quentin E. Finkelson
   --------------------------                                                    July 9, 1996
Quentin E. Finkelson
(Attorney-in-Fact)


- -------------------
* Quentin E. Finkelson, pursuant to Powers of Attorney executed by each of the directors listed above whose name is marked by an "*" and filed as an exhibit hereto, by signing his name hereto does hereby sign and execute this Registration Statement on behalf of each such directors.

                      INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                                            PAGE


Independent Auditor's Report.                                                F-2

Consolidated Balance Sheets at December 31, 1995 and 1994.                   F-3

Consolidated Statements of Income for the years ended
December 31, 1995, 1994 and 1993.                                            F-4

Consolidated Statements of Stockholders' Equity for the years
ended December 31, 1995, 1994 and 1993.                                      F-5

Consolidated Statements of Cash Flows for the years ended
December 31, 1995, 1994 and 1993.                                            F-6

Notes to Consolidated Financial Statements.                                  F-8

Consolidated Balance Sheets as of March 31, 1996 (unaudited)
and December 31, 1995.                                                      F-22

Consolidated Statements of Income for the three months
ended March 31, 1996 and 1995 (unaudited).                                  F-24

Consolidated Statements of Cash Flows for the three months
ended March 31, 1996 and 1995 (unaudited).                                  F-25

                                                              LARSON
                                                              ALLEN
                                                      [LOGO]  WEISHAIR
                                                              & CO.

                                                   CERTIFIED PUBLIC ACCOUNTANTS








                             INDEPENDENT AUDITOR'S REPORT



Board of Directors
Nortech Systems Incorporated and Subsidiary
Bemidji, Minnesota


We have audited the accompanying consolidated balance sheets of Nortech Systems Incorporated and Subsidiary as of December 31, 1995 -and 1994, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These:consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perforrn the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Nortech Systems Incorporated and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years IN the period ervded December 31, 1995, in conformity with generally accepted accounting principles.



                                        /s/ Larson, Allen, Meishair & Co., LLP
                                            LARSON, ALLEN, MEISHAIR & CO., LLP



St. Cloud, Minnesota
February 16, 1996

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                             CONSOLIDATED BALANCE SHEETS
                              DECEMBER 31, 1995 AND 1994


                                                                             1995                     1994
                                                                         -----------              -----------
      ASSETS
CURRENT ASSETS
 Cash and Cash Equivalents (Including Interest Bearing Cash of
  $906,111 and $822,404 at December 31, 1995 and 1994)                   $   924,590              $   841,702
 Accounts Receivable, Less Allowance for Uncollectible
  Accounts (1995 - $6,053; 1994 - $4,343)                                  1,856,219                1,243,599
 Inventories                                                               3,855,212                1,514,658
 Prepaid Expenses and Other                                                  131,701                   43,453
 Deferred Tax Asset                                                          430,000                  460,000
                                                                         -----------              -----------
           Total Current Assets                                          $ 7,197,722              $ 4,103,412
                                                                         -----------              -----------

PROPERTY AND EQUIPMENT (At Cost)
 Land                                                                    $   108,300              $    68,300
 Building and Leasehold Improvements                                       1,897,559                  832,601
 Manufacturing Equipment                                                   2,389,201                  902,916
 Office and Other Equipment                                                1,701,640                1,583,714
                                                                         -----------              -----------
           Total                                                         $ 6,096,700              $ 3,387,531
 Accumulated Depreciation                                                 (2,256,862)              (1,844,046)
                                                                         -----------              -----------
           Total Property and Equipment (At Depreciated Cost)            $ 3,839,838              $ 1,543,485
                                                                         -----------              -----------

OTHER ASSETS
Goodwill and Other Intangible Assets                                     $   998,254              $         -
Deferred Tax Asset                                                         1,130,000                1,000,000
Other Assets                                                                  57,250                    1,000
                                                                         -----------              -----------
Total Other Assets                                                       $ 2,185,504              $ 1,001,000
                                                                         -----------              -----------

           Total Assets                                                  $13,223,064              $ 6,647,897
                                                                         -----------              -----------
                                                                         -----------              -----------

      LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
 Current Maturities of Long-Term Debt                                    $   283,100              $   189,144
 Accounts Payable                                                          1,054,880                  580,860
 Accrued Payroll                                                             407,016                  380,267
 Other Liabilities                                                           173,217                   30,368
                                                                         -----------              -----------
           Total Current Liabilities                                     $ 1,918,213              $ 1,180,639
                                                                         -----------              -----------

LONG-TERM DEBT
 Notes Payable (Net of Current Maturities Shown Above)                   $ 3,768,685              $   746,755
                                                                         -----------              -----------

REDEEMABLE COMMON STOCK
 $.01 Par Value; 250,000 Shares Issued and Outstanding
  Redeemable at $6 Per Share                                             $ 1,500,000              $         -
                                                                         -----------              -----------

STOCKHOLDERS' EQUITY
 Preferred Stock, $1 Par Value; 1,000,000 Shares
  Authorized; 250,000 Shares Issued and Outstanding                      $   250,000              $   250,000
 Common Stock $.01 Par Value; 9,000,000 Shares
  Authorized; 2,200,863 and 2,194,305 Shares Issued and
  Outstanding, Net of Redeemable Shares Reported Above,
  at December 31, 1995 and 1994, Respectively                                 22,009                   21,943
 Additional Paid-In Capital                                               11,242,672               11,229,065
 Accumulated Deficit                                                      (5,478,515)              (6,780,505)
                                                                         -----------              -----------
           Total Stockholders' Equity                                    $ 6,036,166              $ 4,720,503
                                                                         -----------              -----------

           Total Liabilities and Stockholders' Equity                    $13,223,064              $ 6,647,897
                                                                         -----------              -----------
                                                                         -----------              -----------



SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                          CONSOLIDATED STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                               1995                     1994                     1993
                                          ------------             ------------             ------------
SALES                                     $ 18,305,928             $ 12,820,709             $ 11,705,833

COST OF SALES                              (14,541,088)             (10,222,140)              (9,320,817)
                                          ------------             ------------             ------------

GROSS PROFIT                              $  3,764,840             $  2,598,569             $  2,385,016

SELLING, GENERAL AND
 ADMINISTRATIVE EXPENSES                    (2,280,105)              (1,647,797)              (1,546,971)

RESEARCH AND DEVELOPMENT COSTS                (124,919)                       -                        -

INTEREST INCOME                                 34,703                   18,368                   17,162

MISCELLANEOUS INCOME                           177,967                   86,307                   71,030

INTEREST EXPENSE                              (240,562)                (117,835)                (124,887)
                                          ------------             ------------             ------------

INCOME BEFORE INCOME TAX PROVISION        $  1,331,924             $    937,612             $    801,350

INCOME TAX BENEFIT                                   -                  245,794                  241,206
                                          ------------             ------------             ------------

NET INCOME                                $  1,331,924             $  1,183,406             $  1,042,556
                                          ------------             ------------             ------------
                                          ------------             ------------             ------------


INCOME PER SHARE OF COMMON STOCK
   Net Income Per Share of Common Stock   $       0.55             $       0.54                     0.47
                                          ------------             ------------             ------------
                                          ------------             ------------             ------------


WEIGHTED AVERAGE NUMBER OF
 SHARES OUTSTANDING                          2,407,804                2,194,021                2,217,265
                                          ------------             ------------             ------------
                                          ------------             ------------             ------------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                   CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                             Additional                        Total
                               Preferred       Common         Paid-In       Accumulated    Stockholders'
                                 Stock          Stock         Capital          Deficit        Equity
                             ------------  -------------   -------------   ------------   --------------
BALANCE
  DECEMBER 31, 1992            $250,000        $22,408      $11,322,929     $(8,976,661)     $2,618,676

   1993 Net Income                    -              -                -       1,042,556       1,042,556

   Redemption of Stock                -           (500)        (105,750)              -        (106,250)

   Issuance of Stock                  -             29            9,582               -           9,611

   Dividends Paid                     -              -                -         (14,860)        (14,860)
                               --------        -------      -----------     ------------     ----------

BALANCE
  DECEMBER 31, 1993            $250,000        $21,937      $11,226,761     $(7,948,965)     $3,549,733

   1994 Net Income                    -              -                -       1,183,406       1,183,406

   Issuance of Stock                  -              6            2,304               -           2,310

   Dividends Paid                     -              -                -         (14,946)        (14,946)
                               --------        -------      -----------     ------------      ----------

BALANCE
  DECEMBER 31, 1994            $250,000        $21,943      $11,229,065     $(6,780,505)      $4,720,503

   1995 Net Income                    -              -                -       1,331,924        1,331,924

   Issuance of Stock -
     Stock Options                    -             50            8,700               -           8,750

   Issuance of Stock -
     Other                            -             16            4,907               -           4,923

   Dividends Paid                     -              -                -         (29,934)        (29,934)
                               --------        -------      -----------     ------------     ----------

BALANCE
  DECEMBER 31, 1995            $250,000        $22,009      $11,242,672     $(5,478,515)     $6,036,166
                               --------        -------      -----------     ------------     ----------
                               --------        -------      -----------     ------------     ----------

See accompanying Notes to Consolidated Financial Statements.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                         1995                     1994                     1993
                                                    ------------             ------------             ------------
CASH FLOWS FROM OPERATING ACTIVITIES
  Cash Received from Customers                      $ 18,114,515             $ 13,307,176             $ 11,284,702
  Interest Income Received                                34,703                   18,368                   17,162
  Cash Paid to Suppliers and Employees               (17,379,766)             (11,794,879)             (11,135,177)
  Interest Expense Paid                                 (239,809)                (117,927)                (126,521)
  Income Taxes Paid                                      (19,016)                 (34,206)                  (7,546)
                                                    ------------             ------------             ------------
             Net Cash Provided by
             Operating Activities                   $    510,627             $  1,378,532             $     32,620
                                                    ------------             ------------             ------------

CASH FLOWS FROM INVESTING ACTIVITIES
  Acquisition of Businesses                         $ (2,930,696)            $          -             $          -
  Acquisition of Property and Equipment                 (458,359)                (224,096)                (422,821)
  Acquisition of Intangible Assets                       (82,059)                       -                        -
  Purchase of Investments                                (56,250)                       -                        -
                                                    ------------             ------------             ------------
             Net Cash Used by
             Investing Activities                   $ (3,527,364)            $   (224,096)            $   (422,821)
                                                    ------------             ------------             ------------

CASH FLOWS FROM FINANCING ACTIVITIES
  Net Proceeds (Payments) Under
   Line of Credit                                   $          -             $   (266,533)            $    349,329
  Payments on Long-Term Debt                            (289,294)                (963,178)                (278,739)
  Proceeds from Long-Term Debt                         3,405,180                  531,000                  196,092
  Proceeds from Sale of Stock                             13,673                    2,310                    9,611
  Redemption of Stock                                          -                        -                 (106,250)
  Payment of Dividends                                   (29,934)                 (14,946)                 (14,860)
                                                    ------------             ------------             ------------
             Net Cash Provided (Used) by
             Financing Activities                   $  3,099,625             $   (711,347)            $    155,183
                                                    ------------             ------------             ------------


NET INCREASE (DECREASE) IN CASH
 AND CASH EQUIVALENTS                               $     82,888             $    443,089             $   (235,018)

Cash and Cash Equivalents - Beginning                    841,702                  398,613                  633,631
                                                    ------------             ------------             ------------

CASH AND CASH EQUIVALENTS - ENDING                  $    924,590             $    841,702             $    398,613
                                                    ------------             ------------             ------------
                                                    ------------             ------------             ------------


NON-CASH TRANSACTIONS
  During 1995 the Company issued $1,500,000 of redeemable Common Stock as part of the purchase of another corporation's net assets.


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                        CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                                        1995                     1994                     1993
                                                    ------------             ------------             ------------
RECONCILIATION OF NET INCOME TO NET
 CASH PROVIDED BY OPERATING ACTIVITIES
  Net Income                                          $1,331,924               $1,183,406               $1,042,556
  Adjustments to Reconcile Net Income to
   Net Cash Provided by Operating Activities:
     Depreciation and Amortization                       444,636                  245,847                  167,723
     Deferred Taxes                                     (100,000)                (280,000)                (250,000)
     (Increase) Decrease in
      Accounts Receivable                               (369,380)                 365,160                 (485,253)
     (Increase) Decrease in Accounts
      Receivable - Stockholder                                 -                   35,000                   (6,908)
     (Increase) Decrease in Inventory                   (407,932)                 173,065                 (475,431)
     (Increase) Decrease in Prepaid Ass                  (79,751)                  33,507                  (31,618)
     Decrease in
      Accounts Payable - Stockholder                           -                        -                  (10,729)
     Increase (Decrease) in
      Accounts Payable                                   207,835                 (391,788)                 (79,179)
     Increase (Decrease) in  Accrued Pa                  (17,852)                   6,077                  173,111
     Increase (Decrease) in
      Accrued Liabilities                               (498,853)                   8,258                  (11,652)
                                                      ----------               ----------               ----------
             Net Cash Provided by
             Operating Activities                     $  510,627               $1,378,532               $   32,620
                                                      ----------               ----------               ----------
                                                      ----------               ----------               ----------


SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 1 SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

       BUSINESS DESCRIPTION

       Nortech Systems Incorporated (the "Company") is a Minnesota corporation with headquarters in Wayzata, Minnesota, a suburb of Minneapolis, Minnesota. The Company's main manufacturing facility is located in Bemidji, Minnesota, with additional manufacturing and engineering support locations in Fairmont, Minnesota, Plymouth, Minnesota and Augusta, Wisconsin. The Company manufactures wire harnesses, cables, and electromechanical assemblies as well as large-screen, high-resolution video monitors for radar, document and medical imaging. The Company provides a full "turnkey" contract manufacturing service to its customers. All products are built to the customer's design specifications. The Company also services the types of monitors it produces. Nortech Medical Services, Inc., its wholly owned subsidiary, provides service bureau and office management services to physicians and clinics throughout Minnesota.

       PRINCIPLES OF CONSOLIDATION

       The consolidated financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

       INVENTORIES

       Inventories are stated at the lower of cost (first-in, first-out method) or market (based on the lower of replacement cost or net realizable value).


       PROPERTY AND EQUIPMENT

       The Company capitalizes the cost of purchased software, equipment, and leasehold improvements. Expenditures for maintenance and repairs and minor renewals and betterments which do not improve or extend the life of the respective assets are expensed. The assets and related depreciation accounts are adjusted for property retirements and disposals with the resulting gain or loss included in results of operations. Fully depreciated assets remain in the accounts until retired from service.

       DEPRECIATION

       Property and equipment are depreciated by the straight-line and accelerated methods of depreciation. Accelerated depreciation did not materially exceed straight-line depreciation for the years ended December 31, 1995, 1994 and 1993. Depreciation was calculated over estimated useful lives as follows:

       Building and Improvements                                31 Years
       Manufacturing Equipment                               5 - 7 Years
       Office and Other Equipment                            5 - 7 Years

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995,1994 AND 1993



NOTE 1   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

         REVENUE RECOGNITION

         Sales are recorded by the Company when products are shipped to the customer.

         GOODWILL

         Goodwill representing the excess of the purchase price over the fair value of the net assets of the acquired entities (see Note 2), is being amortized on a straight-line basis over the period of expected benefit of fifteen years. Total amortization of goodwill recorded for fiscal years 1995, 1994 and 1993 was $30,724, $O, and $O, respectively. The carrying value of goodwill will be reviewed periodically based on the undiscounted cash flows of the entity acquired over the remaining amortization period. Should this review indicate that goodwill will not be recoverable, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

         INTANGIBLE ASSETS

         During 1995 the Company acquired other intangible assets including purchased technology and certification costs. Total costs of these assets were $82,059, which are being amortized over a period of 5 to 7 years. The related amortization expense for 1995 was $1,096.

         CASH AND CASH EQUIVALENTS

         The Company considers its investments with an original maturity of three months or less to be cash equivalents. At December 31, 1995, the Company had invested excess funds of $285,000 in repurchase agreements collateralized by government backed securities. Due to the short-term nature of the agreements, the Company does not take possession of the securities, which are instead held at the Company's principal bank from which it purchases the securities.

         FAIR VALUE OF FINANCIAL INSTRUMENTS

         The carrying amounts for cash, short-term investments, receivables, accounts payable and accrued liabilities approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates its carrying value and is based on current rates at which the Company could borrow funds with similar remaining maturities.

         USE OF ESTIMATES

         The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reporting period. Actual results could differ from those estimates.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        INCOME TAXES

        The Company has adopted FASB Statement No. 109, ACCOUNTING FOR INCOME TAXES, which requires an asset and liability approach to financial accounting and reporting for income taxes. Deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

        Investment credits are accounted for by using the "flow-through" method whereby the benefit is reflected as a reduction of income taxes in the year utilized.

        EARNINGS PER SHARE

        Primary earnings per share of common stock is computed by dividing net income by the weighted average number of common shares outstanding during the period.

        The impact of outstanding warrants and options was not material and was not included in the calculation of primary earnings per share.

        Preferred stock issued is noncumulative and nonconvertible.


NOTE 2  ACQUISITIONS

        In 1995 the Company acquired the two businesses described below, which have been accounted for by the purchase method of accounting. The results of the operations of the acquired Companies are included in the Company's consolidated statement of income from the dates of the acquisitions.

        MONITOR TECHNOLOGY CORPORATION

        On March 28, 1995, the Company acquired substantially all of the assets and assumed certain liabilities of Monitor Technology Corporation (MTC). Monitor Technology Corporation designs and builds high and ultra-high resolution CRT monitors for computer applications throughout the United States. In addition, they provide repair services on internally and externally produced monitors.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 2   ACQUISITIONS (CONTINUED)

         MONITOR TECHNOLOGY CORPORATION (CONTINUED)

         The purchase price of $2,232,667, which includes the assumption of liabilities of $707,887 and acquisition costs of $24,780, was paid with cash and by issuing 250,000 shares of the Company's common stock. The common stock was valued at $6, which is the redeemable price based on a repurchase agreement issued to the seller at closing. The excess of the purchase price over the estimated fair value of assets acquired is being amortized on a straight-line basis over 15 years.

         The agreement also allows the seller the option which requires the Company to repurchase the common stock at $6 a share commencing on March 28, 1996, and extending for a period of thirty days hereafter. The Company's obligation under the repurchase agreement is guaranteed by a director of the Company.

         AEROSPACE

         On August 23, 1995, the Company acquired the Aerospace Division of Communication Cable, Inc. The Aerospace Division manufactures and sells multi-conductor electrical cable assemblies to customer specifications for the aerospace industry throughout the United States.

         The purchase price was $2,950,517 consisting of a cash payment of $2,845,506, the assumption of liabilities of $44,601, and acquisition costs of $60,410.

         The excess of the purchase price over the estimated fair value of the net assets acquired is being amortized on a straight-line basis over 15 years.

         A summary of the purchase price allocation for MTC and Aerospace is as follows:

         Net Working Capital Items                   $ 1,984,359
         Property, Plant and Equipment                 2,250,810
         Excess of Cost over Fair Value
           of Net Assets of Purchased Businesses         948,015
                                                    ------------
                          Total                      $ 5,183,184
                                                    ------------
                                                    ------------

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1995, 1994 AND 1993


NOTE 2   ACQUISITIONS (CONTINUED)

         The following proforma unaudited consolidated statements of income for the Company are presented as though the acquisitions of Monitor Technology Corporation and the Aerospace Division of Communication Cable, Inc. had occurred on January 1, 1995 and 1994.


         (Unaudited)                                  1995                1994
         -------------------------------------   --------------      --------------
         Revenues                                   $22,332,054        $120,449,800
                                                    -----------        ------------
                                                    -----------        ------------
         Net Income (Loss)                          $ 1,497,486        $  1,281,232
                                                    -----------        ------------
                                                    -----------        ------------

         Net Income Per Share of Common Stock       $       .61        $        .52
                                                    -----------        ------------
                                                    -----------        ------------


         The proforma financial information is presented for information purposes only and is not necessarily indicative of the operating results that would have occurred had the acquisitions been consummated as of the above dates, nor are they necessarily indicative of future operating results.


NOTE 3   INVENTORIES

         Inventories consist of the following:


                                                       1995                1994
                                                  --------------      --------------
         Raw Materials                               $1,972,384          $  795,272
         Work in Process                              1,676,949             603,932
         Finished Goods                                 205,879             115,454
                                                     ----------          ----------

                  Total                              $3,855,212          $1,514,658
                                                     ----------          ----------
                                                     -----------         ----------



NOTE 4   SHORT-TERM LINE OF CREDIT

         The Company had a line of credit available at December 31, 1994, for $350,000. The line of credit was with Northern National Bank, paid interest at a variable rate, and was secured by accounts receivable and inventory. The interest rate was 8% at December 31, 1994. The maximum and average amounts outstanding on lines of credit during 1994, were $349,329 and $320,219, respectively. There was no balance outstanding as of December 31, 1994.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 5   LONG-TERM DEBT


                          Description                         1995        1994
         ----------------------------------------------    ----------   -------
         Note Payable - Northern National Bank,
          Revolving Line of Credit, Borrowing Limit of
          $3,000,000, Interest at LIBOR Index PLUS 2 1/2%,
          Due January 1997; Secured by Accounts
          Receivable, Equipment, Inventory and
          General Intangibles                              $2,161,179   $     0

         Note Payable - City of Augusta, Interest at
          Firstar Bank of Eau Claire's Prime, Five
          Annual Payments Beginning August 1996,
          Due August 2000; Secured by Leasehold
          Improvements                                         40,000    40,000

         Note Payable - Northern States Power
          Company, Interest at 6%, Monthly
          Payments of $483 Including Interest, Due
          December 1998; Secured by Equipment                  15,483    20,199

         Note Payable - Northern National Bank,
          Interest at Bank's Prime Plus 2%, Monthly
          Payments of $1,200 Including Interest,
          Due April 2000; Secured by Real Estate              120,754   122,876

         Note Payable - Midwest Minnesota Community,
          Development Corporation, Interest at 9%,
          Monthly Payments of $2,802 Including Interest,
          Due January 2000; Secured by Real Estate
          and Equipment                                       115,297   135,178

         Note Payable - Midwest Minnesota Community,
          Development Corporation, Interest at 8%,
          Monthly Payments of $1,654 Including Interest,
          Due September 2009; Secured by
          Real Estate and Equipment                           142,185   146,279

         Note Payable - Northern National Bank,
          Interest at 7.5%, Monthly Payments of $5,270
          Including Interest, Due May 1999; Secured by
          Inventory, Equipment, Accounts Receivable
          and General Intangibles                             230,608   232,796


                                     F-13


                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 311,1995, 1994 AND 1993


NOTE 5   LONG-TERM DEBT (CONTINUED)

                        Description                           1995        1994
         ----------------------------------------------    ----------   -------

         Note Payable - Northern National Bank,
          Interest at LIBOR Index Plus 2 1/2%, Monthly
          Payments of $13,060 Including Interest, Due
          January 2001; Secured by Equipment,
          Accounts Receivable and Inventory and
          General Intangibles                                 640,000         0

         Note Payable - Northern National Bank,
          Interest at LIBOR Index Plus 2 1/2%,
          Monthly Payments of $5,000 Including Interest,
          Due January 2001; Secured by Equipment, Accounts
          Receivable, Inventory and General Intangibles       510,000         0

         Note Payable - Joint Economic Development
          Commission, Inc., Interest at 10%,
          Monthly Payments of $1,652 Including
          Interest, Due June 1996; Secured by
          Building and Land                                    76,279    90,586

         Note Payable - Northern National Bank,
          Interest at Bank's Prime Plus 3%, Monthly
          Payments of $11,638 Including Interest,
          Due December 1995; Secured by Certificate
          of Deposit, Equipment, Accounts Receivable
          and Inventory                                             0    45,119

         Note Payable - Northern National Bank,
          Interest at Bank's Prime, Monthly Payments of
          $4,600 Including Interest, Due January 15,
          1995; Secured by Inventory, Equipment and
          Accounts Receivable                                       0    98,570

         Note Payable - Northern National Bank,
          Interest at Bank's Prime, Monthly Payments of
          $375 Including Interest, Due                              0     4,296
          January 15, 1996; Secured by Vehicle             ----------  --------
                       Total Long-Term Debt                $4,051,785  $935,899
                       Current Maturities                     283,100   189,144
                                                           ----------  --------
                       Long-Term Debt - Net of
                        Current Maturities                 $3,768,685  $746,755
                                                           ----------  --------
                                                           ----------  --------


                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993

NOTE 5   LONG-TERM DEBT (CONTINUED)

         Maturity requirements by year on long-term debt are as follows:

              Years Ending December 31,               Amount
              -------------------------            --------------

                        1996                         $  283,100
                        1997                          2,400,339
                        1998                            258,046
                        1999                            296,594
                        2000                            314,579
                   Later Years                          499,127
                                                     ----------

                      Total                          $4,051,785
                                                     ----------
                                                     ----------

         The maximum and average amounts outstanding on the Company's revolving line of credit during 1995 were $2,161,179 and $400,000, respectively.


NOTE 6   LEASE OBLIGATION

         The Company has entered into various operating leases for equipment and office space. Rent expense for the years ended December 31, 1995, 1994 and 1993, was $290,799, $77,516 and $118,672, respectively. The future minimum lease payments are as follows:

              Years Ending December 31,               Amount
              -------------------------            --------------

                        1996                           $227,695
                        1997                            184,625
                        1998                            176,700
                        1999                            176,700
                        2000                            176,700
                                                       --------

                      Total                            $942,420
                                                       --------
                                                       --------


NOTE 7   RELATED PARTY TRANSACTIONS

         Ceridian Corporation is one of the Company's stockholders at December 31, 1995, 1994 and 1993. Transactions and balances with Ceridian Corporation are as follows:

         CONTRACT FOR DEED - CERIDIAN CORPORATION

         During 1991 the Company entered into a contract for deed with Ceridian Corporation for the purchase of the building and land. The original purchase price was $840,000. The contract was paid off in 1994.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 7   RELATED PARTY TRANSACTIONS (CONTINUED)

         SALES

         In 1995, 1994 and 1993, sales to Ceridian Corporation represented approximately 1% of total sales in each year.


NOTE 8   INCOME TAXES

         The provision for income taxes for each of the three years in the period ended December 31, 1995, consists of the following:


                                            1995          1994          1993
                                         ---------     ---------     ---------
         Current Taxes - Federal         $  37,000     $  17,183     $   2,148
         Current Taxes - State              63,000        17,023         6,646
         Deferred Taxes                   (100,000)     (280,000)     (250,000)
                                         ---------     ---------     ---------

               Total                     $       0     $(245,794)    $(241,206)
                                         ---------     ---------     ---------
                                         ---------     ---------     ---------


         Deferred tax assets at December 31, 1995 and 1994, consist of the following:


                                                         1995          1994
                                                     -----------   -----------
         Net Operating Loss (NOL)
           Carryforwards                              $1,635,000    $1,240,000
         Tax Credit Carryforwards                        295,000       320,000
         Other                                            30,000             0
         Valuation Allowance                            (400,000)     (100,000)
                                                     -----------    ----------

               Total                                  $1,560,000    $1,460,000
                                                     -----------    ----------
                                                     -----------    ----------


         The statutory rate reconciliation for each of the three years in the period ended December 31, is as follows:


                                            1995          1994          1993
                                         ---------     ---------     ---------
         Statutory Tax Provision         $ 453,000      $319,000      $272,000
         State Income Taxes                 80,000        50,000        40,000
         Additional NOL Carryforwards     (851,000)            0             0
         Increase (Reduction) in
          Deferred Tax
          Valuation Allowance              300,000      (600,000)     (540,000)
         Other                              18,000       (14,794)      (13,206)
                                         ---------     ---------     ---------
              Income Tax Benefit         $       0     $(245,794)    $(241,206)
                                         ---------     ---------     ---------
                                         ---------     ---------     ---------


                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1995, 1994 AND 1993

NOTE 8   INCOME TAXES (CONTINUED)

         The Company has available for Federal income tax purposes, operating loss carryforwards, unused investment credits, and unused research and development credits which may provide future tax benefits, expiring as follows:


                                                 Investment        Research and
                            Operating Loss       Tax Credit       Development Tax
       Year of Expiration    Carryforward       Carryforward    Credit Carryforward
       ------------------   --------------     --------------   -------------------

           1996              $        0           $ 12,546            $ 44,779
           1997                       0              4,064              43,051
           1998                       0             50,888              97,643
           1999               3,678,800             39,965                   0
           2001                 767,300                  0                   0
           2002                 253,200                  0                   0
           2003                 109,700                  0                   0
                             ----------           --------            --------
           Totals            $4,809,000           $107,463            $185,473
                             ----------           --------            --------
                             ----------           --------            --------

         During 1995 the Company identified an additional $2,503,778 of net operating loss carryforwards related to final tax regulations. The regulations clarified that tax carryforward attributes in a Title 11 bankruptcy prior to December 31, 1993, where stock was issued for debt, need not be reduced by debt cancellation income. As a result of the increase in net operating loss carryforwards, which must be utilized prior to taking the benefit in tax credit carryovers, the Company has increased its valuation allowance accordingly.

         In 1995 the Company utilized operating loss carryforwards of $1,450,000 to offset federal taxable income and $46.000 of research and development credits to offset state tax.

         In 1994 the Company utilized operating loss carryforwards of $932,000 to offset federal taxable income and $126,100 to offset state taxable income. The Company also utilized $33,900 of research and development tax credits to offset state tax.

         In 1993 the Company utilized operating loss carryforwards of $760,000 to offset federal taxable income and $365,300 to offset state taxable income.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 9   PREFERRED STOCK TRANSACTIONS

         The holders of the preferred stock are entitled to a noncumulative dividend of 12% when and as declared. In liquidation, holders of preferred stock have preference to the extent of $1.00 per share plus dividends accrued but unpaid. Preferred stock dividends of $29,934, $14,946 and $14,860 were paid during the year-ended December 31, 1995, 1994 and 1993, respectively.

         During 1993, Nortech Systems Incorporated redeemed 50,000 shares of common stock from Ceridian Corporation.


NOTE 10  MAJOR CUSTOMERS AND CONCENTRATION OF CREDIT RISK

         The Company sells its products to companies in the computer, medical, governmental and various other industries. Historically, the Company has not experienced significant losses related to receivables from customers in any particular industry or geographic area.

         The Company maintains its excess cash balances in checking, money market and certificate of deposit accounts at two financial institutions. These balances exceed the federally insured limit by $520,000 at December 31, 1995. The Company has not experienced any losses in any of the short-term investment instruments it has used for excess cash balances.

         Three customers accounted for approximately 24.1%, 16.6% and 11.8% of sales, respectively, for the year ended December 31, 1995. One customer accounts for approximately 10.4% of accounts receivable at December 31, 1995.

         Three customers accounted for approximately 26.8%, 24.5% and 20.2% of sales respectively, for the year ended December 31, 1994. Three customers accounted for approximately 29.8%, 20.5% and 11.3% of accounts receivable, respectively, at December 31, 1994.

         Two customers accounted for approximately 33.5% and 27.3% of sales, respectively, for the year ended December 31, 1993.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                            DECEMBER 31, 1995, 1994 AND 1993


NOTE 11  EMPLOYEE STOCK OPTION AND AWARD PLANS

         In 1992, the Company approved the adoption of a stock option plan. The purpose of the Plan is to promote the interests of the Company and its shareholders by providing officers, directors and other key employees with additional incentive and the opportunity, through stock ownership, to increase their proprietary interest in the Company and their personal interest in its continued success. Through December 31, 1995, 100,000 shares have been authorized for issuance. In addition, the Company has contingently granted an additional 50,000 options to its president awaiting approval by the shareholders.

         Stock options may be granted for the purchase of common stock at a price not less than the fair market value on the date of the grant. Options are generally exercisable after one or more years and expire no later than 10 years from the date of grant. Changes in the stock options outstanding, including contingent options, are as follows:


                                                                     Option Price
                                                         Shares      (Per Share)
                                                     ----------    --------------
         Balance as of December 31, 1992               $ 22,500     $    1.75

             Granted January 21, 1993                    15,000     $    1.625
                                                       --------

         Balance as of December 31, 1993               $ 37,500     $1.625 - $1.75

             Granted January 24, 1994                    10,000     $    3.625
                                                       --------

         Balance as of December 31, 1994               $ 47,500     $1.625 - $3.625

             Granted December 1, 1995                    95,000     $     5.25

             Exercised                                   (5,000)    $     1.75
                                                       --------

         Balance as of December 31, 1995               $137,500     $1.625 - $5.25
                                                       --------
                                                       --------


         During 1993, the Company adopted a gain sharing plan. The purpose of the Plan is to provide a bonus for increased output, improved quality and productivity and reduced costs. The Company has authorized 50,000 shares to be available under this Plan.

         In accordance with the terms of the Plan, employees can acquire newly issued shares of common stock for 90% of the current market value. 5,069 shares have been issued under this Plan through December 31, 1995.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 12  RECENTLY ISSUED ACCOUNTING STANDARDS

         The Financial Accounting Standards Board (the FASB) statement No. 121, ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF, will become effective for the Company in 1996. Currently, Statement No. 121 would have no impact on the Company's financial position or results of operations.

         FASB issued Statement No. 123, ACCOUNTING FOR STOCK BASED COMPENSATION, which will become effective for the Company in 1996. The Company has not determined the impact of Statement No. 123 on its financial position or results of operations.

                     NORTECH SYSTEMS INCORPORATED AND SUBSIDIARY
                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1995, 1994 AND 1993


NOTE 13    SUPPLEMENTARY FINANCIAL INFORMATION

                       Quarter Ending    Quarter Ending    Quarter Ending    Quarter Ending         Total
                          3/31/95           6/30/95           9/30/95           12/31/95            1995
                       --------------    --------------    --------------    --------------    -------------

NET SALES                 $3,625,264        $4,374,899        $5,449,175        $4,856,590       $18,305,928

GROSS PROFIT                 673,905           964,800           966,969         1,159,166         3,764,840

NET INCOME                   244,003           244,049           212,588           631,284         1,331,924

INCOME PER SHARE
 OF COMMON STOCK                0.11              0.10              0.10              0.25              0.55


                       Quarter Ending    Quarter Ending    Quarter Ending     Quarter Ending       Total
                          3/31/95           6/30/95           9/30/95            12/31/95          1995
                       --------------    --------------    --------------     --------------   -------------

NET SALES                 $3,499,798        $3,235,186        $2,666,091        $3,419,634       $12,820,709

GROSS PROFIT                 704,144           614,024           566,570           713,831         2,598,569

NET INCOME                   297,126           262,564           200,622           423,094         1,183,406

INCOME PER SHARE
 OF COMMON STOCK                0.14              0.12              0.09              0.19              0.54


In the 4th quarter of 1995, the Company reduced previous quarter's tax expense of $206,388, which increased 4th quarter net income by .08 per share due to recognition of additional net operating loss carryforwards.

                         NORTECH SYSTEMS INCORPORATED
                                 BALANCE SHEETS
                     MARCH 31, 1996 and DECEMBER 31, 1995



                                                    MARCH 31       DECEMBER 31
     ASSETS                                           1996            1995
                                                  (UNAUDITED)       (AUDITED)
                                                  -----------      ------------
Current Assets
    Cash and cash equivalents                     $   472,605      $   924,590
    Accounts receivable, net                        2,870,570        1,856,219
    Inventories:
      Finished goods                                  200,705          205,879
      Work in process                               2,020,197        1,676,949
      Raw materials                                 2,462,519        1,972,384
                                                  -----------      ------------
        Total inventories                         $ 4,683,421      $ 3,855,212

    Prepaid expenses and other                        651,623          561,701
                                                  -----------      ------------
        Total current assets                      $ 8,678,219      $ 7,197,722
                                                  -----------      ------------

PLANT, Property, and Equipment (at Cost)
    Land and Building/leaseholds                  $ 2,008,315      $ 2,005,859
    Manufacturing equipment                         2,321,675        2,389,201
    Office and other equipment                      1,835,097        1,701,640
                                                  -----------      ------------
                                                  $ 6,165,087      $ 6,096,700
    Less accumulated depreciation and
        amortization                               (2,280,323)      (2,256,862)
                                                  -----------      ------------
                                                  $ 3,884,764      $ 3,839,838
                                                  -----------      ------------
Other Assets
  Goodwill and other intangible assets                987,732          998,254
  Deferred tax asset                                1,130,000        1,130,000
  Other assets                                         57,250           57,250
                                                  -----------      ------------
    Total Other Assets                            $ 2,174,982        2,185,504
                                                  -----------      ------------
        Total Assets                              $14,737,965      $13,223,064
                                                  ===========      ============

                         NORTECH SYSTEMS INCORPORATED
                                BALANCE SHEETS
                     MARCH 31, 1996 and DECEMBER 31, 1995

LIABILITIES AND SHAREHOLDERS' EQUITY
                                                        MARCH 31    DECEMBER 31
                                                           1996          1995
                                                      (UNAUDITED)     (AUDITED)
                                                      -----------   -----------
Current Liabilities:
   Current maturities of long-term debt               $   288,748   $   283,100
   Line of credit                                               0             0
   Accounts payable                                     2,140,595     1,054,880
   Accured payrolls and commissions                       574,793       407,016
   Other                                                   15,855       173,217
                                                      -----------   -----------
      Total Current Liabilities                       $ 3,019,991   $ 1,918,213
                                                      -----------   -----------
Long-Term Debt
   Notes Payable (net of current
   maturities shown above)                            $ 3,961,730   $ 3,768,685
                                                      -----------   -----------

Redeemable Stock                                      $ 1,500,000   $ 1,500,000

Shareholders' Equity:
   preferred stock, $1 par value;
     1,000,000 shares authorized; 250,000
     shares issued and outstanding                    $   250,000   $   250,000
   common stock - $.01 par value; 9,000,000
     shares authorized; 2,200,863 and 2,194,305
     shares issued and outstanding, net of
     redeemable shares reported above, at
     March 31, 1996 and December 31, 1995,
     Respectively                                          22,009        22,009
   additional paid-in capital                          11,242,672    11,242,672
   accumulated deficit                                 (5,258,437)   (5,478,515)
                                                      -----------   -----------
       Total Shareholders' Equity                     $ 6,256,244   $ 6,036,166
                                                      -----------   -----------

       Total Liabilities, Redeemable Stock and
       Shareholders' Equity                           $14,737,965   $13,223,064
                                                      ===========   ============

                         NORTECH SYSTEMS INCORPORATED
                          STATEMENTS OF INCOME (LOSS)
                          FOR THE THREE MONTHS ENDED
                       MARCH 31, 1996 AND MARCH 31, 1995



                                              MARCH 31        MARCH 31
                                                1996            1995
                                            (Unaudited)     (Unaudited)
                                            -----------     -----------
Sales                                        $5,574,986      $3,625,264

Cost of Sales                                 4,568,631       2,951,359
                                             ----------      ----------
   Gross Profit                              $1,006,355      $  673,905
                                                   18.1%           18.6%
Selling, General and Admin.                     593,108         404,447
Engineering/Reseach & Development                73,366          29,303
Misc. (Income) Expense, net                         (58)        (25,289)
Interest Expense                                 86,745          21,441
                                             ----------      ----------

Net Income (Loss) Before Tax
  Provision                                  $  253,194      $  244,003

   Tax Provision                                 63,300               0
                                             ----------      ----------

   Net Income                                $  189,894      $  244,003
                                             ==========      ==========

Income (Loss) per Share of Common Stock

   Net income                                $     0.08      $     0.11
                                             ==========      ==========
Weighted Average Number of Shares
  Outstanding                                 2,450,863       2,206,398
                                             ==========      ==========

                         NORTECH SYSTEMS INCORPORATED
                           STATEMENTS OF CASH FLOWS
                          FOR THE THREE MONTHS ENDED
                      MARCH 31, 1996 AND MARCH 31, 1995

                                                      MARCH 31       MARCH 31
                                                        1996           1995
                                                    (UNAUDITED)    (UNAUDITED)
                                                    -----------    -----------
Cash Flows from Operating Activities
  Net Income                                        $   189,894    $   244,003
  Adjustments to reconcile net income to
  net cash used by operating activities:
    Depreciation and amortization                        65,524         61,246
Changes in Operating Assets and Liabilities:
    Accounts receivable                              (1,014,351)      (468,218)
    Inventories                                        (828,209)      (518,928)
    Prepaid expenses                                    (89,922)      (113,991)
    Other assets                                         10,522       (552,707)
    Accounts payable                                  1,085,715        476,621
    Accured payrolls                                    167,777        (86,791)
    Other accruals                                     (157,362)        (7,669)
                                                    ------------   ------------
      Net cash used by operating act.                  (570,412)      (966,434)

Cash Flows from Investing Activities:
    Acquistion of equipment                             (99,928)       (42,629)
    Acquistion of Comp. assets                                0       (697,210)
    Net Proceeds Under Line of Credit                         0              0
    Proceeds from Sale of Stock                               0      1,202,198
    Other activities                                     19,661              0
    Payment of Pref. Stock Dividend                           0        (14,514)
                                                    ------------   ------------
      Net cash provided by investing act.               (80,267)       447,845

Cash Flows from Financing Activities:
    Net borrowing of L/T debt                           225,000        300,000
    Payments of long term debt                          (31,954)       (31,415)
     Change in current debt                               5,648        (41,260)
                                                    ------------   ------------
      Net cash provided by financing
      activities                                        198,694        227,325
                                                    ------------   ------------
Net (Decrease) in Cash                                 (451,985)      (291,264)

Cash at Beginning of Period                             924,590        841,702
                                                    ------------   ------------
Cash at End of Period                               $   472,605    $   550,438
                                                    ===========    ===========

                              INDEX TO EXHIBITS



REGISTRATION
S-K EXHIBIT
TABLE
REFERENCE                                                                                              PAGE
- ---------                                                                                              ----
2.1     Asset Purchase Agreement between the Registrant, Monitor Technology Corporation and the
        Shareholders of Monitor Technology Corporation dated February 24, 1995 (incorporated by reference to Exhibit 2 to Form 8-K Current Report filed April 5, 1995) . . . . . . . . . . . .

2.2     Asset Purchase Agreement between the Registrant and Communication Cable, Inc. dated
        August 23, 1995 (incorporated by reference to Exhibit 2 to Form 8-K Current Report filed
        August 28, 1995) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

3.1     Articles of Incorporation of the Company . . . . . . . . . . . . . . . . . . . . . . . . . . .

3.2     Bylaws of the Company. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

4.1     Form of Stock Certificate. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

5       Opinion of Phillips & Gross, P.A.  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.1    Revolving Note and Security Agreement for working capital line of credit between Company and Northern National Bank dated December 29, 1995 (incorporated by reference to Exhibit 10.1 to the Company's Annual Report on Form 10-K for the year ended December 31, 1995) . . . . . .

10.2    Promissory Note for purchase of facility in Fairmont, Minnesota between Company and Northern
        National Bank dated December 29, 1995 (incorporated by reference to Exhibit 10.2 to the
        Company's Annual Report on Form 10-K for the year ended December 31, 1995). . . . . . . . . .

10.3    Promissory Note for purchase of capital equipment located in Fairmont, Minnesota facility between Company and Northern National Bank dated December 29, 1995 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended
        December 31, 1995). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.4    Security Agreement covering Promissory Notes in Exhibits 10.1, 10.2 and 10.3 (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended
        December 31, 1995). . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.5    Promissory Note for working capital line of credit between the Company and Northern National
        Bank dated May 2, 1994 (incorporated by reference to Exhibit 10.1 to the Company's Annual
        Report on Form 10-K for the year ended December 31, 1994) . . . . . . . . . . . . . . . . . .

10.6    Promissory Note and Loan Agreement for capital equipment line of credit between the Company and Northern National Bank dated April 29, 1994 (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994) . . . . . .


REGISTRATION
S-K EXHIBIT
TABLE
REFERENCE                                                                                              PAGE
- ---------                                                                                              ----
10.7    Loan Agreement for Real Estate between the Company and Northern National Bank dated
        March 18, 1994 (incorporated by reference to Exhibit 10.3 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994). . . . . . . . . . . . . . . . . . . . . .

10.8    Update Promissory Note and Loan Agreement for NMS capital equipment between the Company and Northern National Bank dated January 15, 1995 (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1994) . . . . . .

10.9    Promissory Notes and Loan Agreement for Real Estate between the Company and MMCDC and
        MMCDC/NNC dated March 18, 1994 (incorporated by reference to Exhibit 10.5 to the Company's
        Annual Report on Form 10-K for the year ended December 31, 1994). . . . . . . . . . . . . . .

10.10   Promissory Note and Loan Agreement for capital equipment line of credit between the
        Company and Northern National Bank dated September 24, 1993 (incorporated by reference to Exhibit 10.2 to the Company's Annual Report on Form 10-K for the year ended December 31,
        1993) . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

10.11   Promissory Notes for capital equipment between the Company and City of Augusta, Wisconsin dated August 17, 1993 (incorporated by reference to Exhibit 10.3 to the Company's Annual
        Report on Form 10-K for the year ended December 31, 1993) . . . . . . . . . . . . . . . . . .

10.12   Promissory Notes and Loan Agreement for capital equipment between the Company and Northern
        States Power Company dated November 15, 1993 (incorporated by reference to Exhibit 10.4 to the Company's Annual Report on Form 10-K for the year ended December 31, 1993). . . . . . . .

21      Nortech Medical Services, Inc. Wholly-owned subsidiary of the Company incorporated in
        Minnesota on August 12, 1991. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .

23.1    Consent of Larson, Allen, Weishair & Co.. . . . . . . . . . . . . . . . . . . . . . . . . . .

23.2    Consent of Phillips & Gross, P.A. (included in Exhibit 5) . . . . . . . . . . . . . . . . . .

24      Powers of Attorney  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .